EXHIBIT 99.1

           Rogers Corporation Reports Third Quarter Results

    ROGERS, Conn.--(BUSINESS WIRE)--Nov. 1, 2007--Rogers Corporation (NYSE:ROG) today announced for the third quarter of 2007, net earnings from continuing operations of $0.52 per diluted share compared to net earnings from continuing operations of $0.97 per diluted share reported for the third quarter of 2006.

    Net sales from continuing operations in this year's third quarter were $110 million compared to the all-time quarterly sales record of $122 million recorded for the third quarter of 2006. This quarter's sales exceeded the Company's original guidance primarily due to record quarterly sales of high performance foams, high frequency circuit materials and power distribution systems, in addition to an unexpected $3.6 million increase from forecasted sales of Durel products related to a few mature cell phone programs. The one time benefit of those improved Durel sales totaling $1.7 million in pre-tax profits, or $0.06 per diluted share, is not projected to repeat in the future.

    During the third quarter, the Company ceased manufacturing of polyolefin foams. As a result, this operating segment has been classified as a discontinued operation for reporting purposes and prior period results have been restated accordingly. In the third quarter of 2007, operating results related to the polyolefin foam operation were immaterial. In the third quarter of 2006, polyolefin foams reported revenues of $2.4 million and a net operating profit of $0.4 million, or $0.02 per diluted share. The polyolefin operation had previously been included in the Company's "Other Polymer Products" reportable segment. Additional details on continuing and discontinued operations are provided in the financial statements below.

    Earlier this year, the Company announced it would incur restructuring charges as a result of a change in business conditions and future outlook associated with its Durel and flexible circuit materials businesses and recorded the majority of the associated charges in the second quarter of 2007. Additional pretax of approximately $1.7 million related to the second quarter restructuring charges were recorded in the third quarter. These charges were substantially offset by the sale of inventory previously reserved, related to EL lamps and flexible circuit materials, resulting in a net unfavorable pretax impact in the quarter of approximately $0.5 million, or $0.02 per diluted share. The Company expects to record additional charges related to the second quarter restructuring of approximately $1.5 million in total over the next two quarters.

    Printed Circuit Materials

    Sales of Printed Circuit Materials totaled $37.1 million, down 7.2% from the third quarter of 2006 on lower sales into the portable communications and hard disk drive markets. The Company expects to transfer all commodity based flexible circuit material production servicing these markets to its joint venture in Taiwan starting in the fourth quarter of 2007. High frequency circuit materials achieved record quarterly sales as the Company continues to benefit from the satellite TV market's addition of new high definition channels and increased penetration into digital applications.

    Custom Electrical Components

    Custom Electrical Components sales for the quarter were $32.9 million, compared to the record sales reported in last year's third quarter of $46.0 million. The year-over-year sales decline is attributed to the previously announced diminishing demand for EL backlighting in the portable communications market. The Company is investigating other potential opportunities in advertising, automotive and consumer electronics markets, among others, for its EL and integrated circuit technology while transferring existing automotive lamp production to its Suzhou, China facility over the next several months. The power distribution systems business reported its third sequential quarter of record sales. Strong demand for power distribution systems in North America and Europe helped bolster sales, and the business continued to gain share in Asia. Rogers believes that it is well positioned globally to service the worldwide growing demand for power distribution systems with manufacturing operations in Europe and Asia.

    High Performance Foams

    High Performance Foams (HPF) achieved record quarterly sales of $29.5 million, up $3.4 million or 12.8% from the third quarter of last year. Sales growth was primarily driven by new penetration in the portable communications market. New product introductions over the past few years are helping drive market share gains, as the Company continually focuses on bringing enabling material solutions to the global communications marketplace. Additionally, HPF is making advances in its product technologies for the transportation, printing and healthcare markets. In order to add needed worldwide capacity, a new polyurethane foam line was installed, customer qualifications were completed and production will begin during the fourth quarter at the Rogers facility in Suzhou, China. Rogers believes that HPF is well aligned to serve its global customers with manufacturing capabilities in the U.S., China, and Japan.

    Joint Ventures

    Rogers' 50% owned joint ventures had quarterly sales totaling $31.4 million compared to $25.9 million in the third quarter of 2006. The increase is primarily attributed to increased sales in the high performance foams joint ventures with INOAC Corporation in China and Japan.

    Other Information

    Third quarter 2007 gross margin from continuing operations was 28.4% compared to 31.0% in the prior year. Progress was made on working capital initiatives as inventory was reduced by approximately $8.9 million during the quarter and roughly $14 million from the peak earlier in the year.

    Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $66.1 million. Capital expenditures were approximately $3.4 million for the third quarter and $20.1 million year-to-date. Total expenditures for the year are expected to be in the range of $25 to $30 million.

    During the third quarter the Company repurchased as part of its stock buyback program approximately 214,000 shares for $8.7 million. To date the Company has repurchased approximately 743,000 shares for $32.6 million under its current buyback program which authorizes a total buyback of up to $50 million depending on market and business circumstances.

    The Company's third quarter effective tax rate was 18.5% which represents a favorable $0.05 per diluted share compared to previous estimates, and is expected to be in the range of 21-22% in the fourth quarter.

    Robert D. Wachob, Rogers' President and CEO commented; "During the third quarter we started to realize the benefits from our restructuring efforts, coupled with an increase in revenues. Efforts to gain sales in our core operating units are showing progress as three businesses attained record quarterly sales this period - high performance foams, high frequency circuit materials and power distribution systems. More importantly for our future success, the Company continues to gain momentum in its new business developments and new product offerings. We believe that fourth quarter Durel sales will return to the lower forecasted levels, compared to the higher amounts experienced in the third quarter. Therefore, as we look to close out 2007, I expect fourth quarter sales to be in the range of $99 to $103 million with net earnings per diluted share of $0.38 to $0.42 including anticipated pretax charges related to the second quarter restructuring of approximately $1.1 million."

    Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

    The world runs better with Rogers. (R) www.rogerscorporation.com

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of November 1, 2007 and Rogers undertakes no duty to update this information unless required by law.

      Additional Information and November 2, 2007 Conference Call

    For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer

    Phone: 860-779-5508

    FAX: 860-779-4714

    Investor Contact: William J. Tryon, Manager of Investor and Public
Relations

    Phone: 860-779-4037

    FAX: 860-779-5509

    Email: william.tryon@rogerscorporation.com

    A conference call to discuss third quarter results will be held on Friday, November 2, 2007 at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO

    Dennis M. Loughran, Vice President, Finance and CFO

    Pete G. Kaczmarek, Vice President, High Performance Foams Division and Information Technology

    Debra J. Granger, Vice President, Corporate Compliance and
Controls

    Robert M. Soffer, Vice President and Secretary

    Paul B. Middleton, Principal Accounting Officer and Treasurer

    William J. Tryon, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call:

    1-800-574-8929 Toll-free in the United States

    1-706-634-1907 Internationally

    There is no passcode for the live teleconference.

    For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern
Time), Friday, November 9, 2007. The passcode for the audio replay is 22086385.

    The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers
Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

                     (Financial Statements Follow)

Consolidated Statements of Income
                         Three Months Ended       Nine Months Ended
(In thousands, except    September  October 1,  September   October 1,
 per share amounts)        30, 2007       2006    30, 2007        2006
---------------------- -----------------------------------------------
Net sales              $   109,626 $   121,588 $   322,588$   324,885
Cost of sales(a)            78,448      83,948     240,688    218,382
                       -----------------------------------------------
Gross margin                31,178      37,640      81,900    106,503

  Selling and
   administrative(b)        16,874      15,376      53,733     46,060
  Research and
   development               5,577       5,977      17,301     17,905
   Restructuring and
    impairment
charges(c)                     202           -       3,283      5,013
                       -----------------------------------------------
Operating income (d)         8,525      16,287       7,583     37,525
                       -----------------------------------------------

   Equity income in
    unconsolidated
joint ventures               2,110       1,437       4,852      5,971
  Other income less
   other charges                72         700         844      1,617
  Interest income, net         449         607       1,334      1,585
                       -----------------------------------------------
Income from continuing
operations before
 income taxes               11,156      19,031      14,613     46,698
  Income tax expense         2,060       2,290         741      9,742
                       -----------------------------------------------
Income from continuing
 operations                  9,096      16,741      13,872     36,956
Income (loss) from
 discontinued
operations                    (146)        438         259     (3,173)
                       -----------------------------------------------
Net income             $     8,950 $    17,179 $    14,131$    33,783
                       -----------------------------------------------

Basic net income per
 share:
  Income from
   continuing
   operations          $      0.55 $      0.99 $      0.84$      2.21
  Income (loss) from
   discontinued
operations                   (0.01)       0.03        0.01      (0.19)
                       -----------------------------------------------
  Net income           $      0.54 $      1.02 $      0.85$      2.02

Diluted net income per
 share:
  Income from
   continuing
   operations          $      0.52 $      0.97 $      0.79$      2.10
  Income (loss) from
   discontinued
operations                   (0.01)       0.02        0.01      (0.18)
                       -----------------------------------------------
  Net income           $      0.51 $      0.99 $      0.80$      1.92

Shares used in
 computing:
  Basic                 16,431,017  16,845,874  16,609,229 16,702,800
  Diluted               17,448,146  17,327,140  17,538,537 17,551,484


    (a) Third quarter 2007 results include $0.8 million of net positive adjustments related primarily to the reversal of certain inventory reserves originally recorded in the second quarter of 2007 related to the restructuring charges taken at that time. Year-to-date 2007 results include $8.2 million of net restructuring charges related primarily to increased inventory reserves and accelerated depreciation of production equipment recorded in the Custom Electrical Components and Printed Circuit Materials segments.

    (b) Third quarter and year-to-date 2007 results include $1.1 million and $2.0 million, respectively, in restructuring charges related to the accelerated expense recognition of a prepaid license agreement and the accelerated depreciation of certain assets related to the Custom Electrical Components segment.

    (c) Third quarter and year-to-date 2007 results include $0.2 million and $2.8 million, respectively, in charges related to severance associated with the company-wide work force reductions. Additionally, year-to-date 2007 results include a $0.5 million charge related to the impairment of goodwill related to the composite materials operating segment. Year to date 2006 results include a $5.0 million charge related to the impairment of goodwill related to the polyester based laminate materials operating segment.

    (d) Includes depreciation and amortization for the third quarter and year-to-date periods in 2007 of $6.0 million and $18.2 million, respectively, and in 2006 of $4.5 million and $14.0 million, respectively.


Consolidated Balance Sheets
(In thousands)                                    September  December
                                                   30, 2007   31, 2006
------------------------------------------------ ---------- ----------
Assets
  Current assets:
    Cash and cash equivalents                    $   34,557   $ 13,638
    Short-term investments                           31,500     68,185
    Accounts receivable, net                         76,990     85,339
      Accounts receivable from joint ventures         1,975      5,437
      Accounts receivable, other                      1,819      3,552
      Note receivable                                 2,100      2,100
    Inventories                                      59,444     70,135
      Deferred income taxes                          10,910     15,430
      Asbestos-related insurance receivables          4,244      4,244
    Other current assets                              4,939      3,415
      Assets of discontinued operations                   -      1,079
                                                 ---------- ----------
      Total current assets                          228,478    272,554

  Property, plant and equipment, net                144,694    141,406
  Investments in unconsolidated joint ventures       29,305     26,629
   Deferred income taxes                             14,451      4,828
  Pension asset                                         974        974
  Goodwill                                           10,131     10,656
   Other intangible assets                              112        454
   Asbestos-related insurance receivables            18,503     18,503
  Other assets                                        5,082      4,576
   Assets of discontinued operations                      -        322
                                                 ---------- ----------
      Total assets                               $  451,730   $480,902
                                                 ---------- ----------

Liabilities and Shareholders' Equity
  Current liabilities:
    Accounts payable                             $   15,322   $ 25,712
    Accrued employee benefits and compensation       18,196     27,322
      Accrued income taxes payable                    5,774      9,970
      Asbestos-related liabilities                    4,244      4,244
    Other current liabilities                        17,655     12,979
      Liabilities of discontinued operations              -      1,916
                                                 ---------- ----------
      Total current liabilities                      61,191     82,143
                                                 ---------- ----------

  Noncurrent pension liability                       11,698     11,698
  Noncurrent retiree health care and life
   insurance
benefits                                             10,021     10,021
   Asbestos-related liabilities                      18,694     18,694
  Other long-term liabilities                         1,117      1,169
  Shareholders' equity                              349,009    357,177
                                                 ---------- ----------
      Total liabilities and shareholders' equity $  451,730   $480,902
                                                 ---------- ----------

    CONTACT: Financial News Contact:
             Dennis M. Loughran, 860-779-5508
             Vice President Finance and Chief Financial Officer
             FAX: 860-779-4714
             or
             Investor Contact:
             Rogers Corporation
             William J. Tryon, 860-779-4037
             Manager of Investor and Public Relations
             FAX: 860-779-5509
             Email: william.tryon@rogerscorporation.com